Exhibit 99.1

ITEX CORPORATION TO ACQUIRE BXI EXCHANGE, INC.

Combined business expected to generate more than $14 million in annual revenue

Marketplace with over 21,000 members

$300,000,000 in annual cashless transactions

Bellevue, WA – July 6, 2005 – ITEX Corporation (OTCBB: ITEX), a leading marketplace for cashless business transactions in North America, has signed an agreement to acquire BXI Exchange, Inc. (BXI) of San Francisco, California.  The transaction combines the two largest companies in the cashless marketplace industry.  The company will operate from Bellevue, Washington under the ITEX brand.

“We are aggressively pursuing revenue growth and market share, and this merger achieves both objectives and further extends our leadership position within the industry,” said Steven White, ITEX chairman and CEO.  “As a combined company, we are in a much stronger position to further expand revenue and profits by offering more content and transaction opportunities than our competitors.”

BXI is credited with inventing the business-to-business barter concept in 1960 and in the 1970’s became the first company in the United States to open multiple offices and centralize the processing of cashless transaction data.  According to Mr. White, ITEX and BXI have similar corporate structures and independent licensed contractor networks supporting the membership base. Integration of the two marketplaces, where members of both companies can purchase and sell to each other, is expected to be completed by the end of July.

“We believe this merger will provide added value for members, the Broker and Area Director network and for our shareholders,” White said.  “We believe the transaction will be accretive to earnings in fiscal year 2006, beginning August 1, 2005.”

Marketplace Statistics and Operational Highlights

Prior to the merger, ITEX processed more than $170 million a year in cashless transactions through 13,000 member businesses managed by 60 franchisee and licensee offices.  BXI processed $130 million a year in transactions through 8,000 members businesses managed by 35 offices.

ITEX management expects the two companies, operated as a single entity for its next fiscal year ending July 31, 2006, to lead the cashless marketplace industry in every significant metric and achieve the following:

•	Annual cash revenue of more than $14.5 million, a 45% increase over ITEX’s fiscal 2005 revenue

•	Annual transaction volume of more than $300 million

•	21,000+ member businesses

•	95 independently owned office locations

•	$14,000 in transaction volume per member, per year

•	300,000 transactions per year, equal to one transaction every 30 seconds of each business day

Terms of the Transaction

The purchase price was approximately $3,680,000, which includes a $2.035 million down payment (including approximately $1,4 million consisting of repayments of BXI stockholder indebtedness and a payment for transition services); a $1 million note financed by the seller; assumption of approximately $230,000 in estimated liabilities; and a maximum earn-out up to $450,000 over three years. The earn-out is based on certain performance requirements and is payable quarterly. The earnout payments are subject to reduction to satisfy certain claims for indemnification that may be made by ITEX.

ITEX secured $1.3 million in financing from US Bank to fund a portion of the down payment. The balance of the down payment came from existing cash.  ITEX continues to have at its disposal a $500,000 revolving credit line with U.S. Bank.

About ITEX

Founded in 1982, ITEX is a leading marketplace for cashless business transactions in North America.  ITEX processes more than $170 million a year in transactions through 13,000 member businesses managed by 60 franchisees and licensees.  Member businesses increase sales and open new markets by utilizing the ITEX Dollar to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, Washington.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

For more information, please visit www.itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  that prior to the closing of the proposed acquisition, the businesses of the companies will suffer due to uncertainty; that ITEX will be unable to successfully execute its integration strategies or achieve planned synergies; the continuing development of successful marketing strategies for our concepts; our ability to sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our broker network; and the effect of changes in the overall economy and in technology.  Statements of expected synergies, accretion, timing of closing, execution of integration plans and management and organizational structure relating to ITEX’s acquisition of BXI are all forward-looking statements. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov, including under the caption, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  All information set forth in this release is as of July 6, 2005, and ITEX undertakes no duty to update this information.